Exhibit 99.1

Contact

At the Company:
Robert McNally, President & CEO
(678) 384-7220 or rmcnally@geovax.com

At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210

FOR IMMEDIATE RELEASE
MONDAY, MARCH 23, 2010

GEOVAX LABS APPOINTS TWO INDUSTRY VETERANS
TO BOARD OF DIRECTORS

SMYRNA, GA – March 23, 2010 – GeoVax Labs, Inc. (OTCBB: GOVX), a biotechnology company that creates, develops, and tests innovative AIDS vaccines, has elected Steven Antebi and David A. Dodd to its board of directors. These appointments bring the number of board members to eight, five of whom are considered independent.

Mr. Antebi, age 66, is the President and Chairman of the Board of Maple Capital Management, an equity fund focused on investments in North America, a position he has held since 1993. He is also President and CEO of Galileo Partners LLC and President of Blue and Gold Enterprises Inc., funds that invest in registered direct investments, PIPE transactions, private placements and open market equity transactions. Prior to that, he served in various senior positions at Bear Stearns and Company, including institutional sales, trading of the firm’s capital, investment banking and syndications. Mr. Antebi has nearly 30 years of financial industry expertise and experience in business development and management in the healthcare, technology and interactive media industries. Since 2009, he has served as Chairman of the Board of Epinex Diagnostics, developer of the only rapid test for glycated albumin, a marker for diabetic control. He has served as a member of the Board of Governors of Cedars Sinai Hospital in Los Angeles, one of the largest hospital/research centers in the world, for over ten years.

Mr. Dodd, age 60, is the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on life sciences and pharmaceuticals, which he founded in 2009. He has more than 35 years of executive experience in the healthcare industry. From December 2007 to June 2009, Mr. Dodd was president, CEO and chairman of BioReliance Corporation, an organization that provided biological safety testing, viral clearance testing, genetic and mammalian technology testing and laboratory animal diagnostic services testing. From October 2006 to April 2009, he served as non-executive chairman of Stem Cell Sciences Plc., where he oversaw board responsibilities, including the development of a strategic growth plan, executive team, operations plan and compliance with investment regulatory authorities. Before that, Mr. Dodd served as President, CEO and director of Serologicals Corporation. During his tenure there, the market value of Serologicals Corporation increased from $85 million in June 2000 to an all cash sale to Millipore Corporation in July 2006 for $1.5 billion. This achievement followed Mr. Dodd’s five-year stint as president and CEO of Solvay Pharmaceuticals, Inc. and as chairman of its subsidiary Unimed Pharmaceuticals, Inc.

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Don Hildebrand, GeoVax’s Chairman of the Board, commented: “Steven Antebi and David Dodd bring a tremendous amount of experience and innate ability to GeoVax, and we are very lucky to have them agree to serve on our board. Their knowledge of business development and management as well as of the healthcare field is extraordinary, and we expect to rely on their professional acumen, experience and insights into capital formation as we work to accelerate our HIV/AIDS vaccine programs.”

About GeoVax Labs, Inc.

GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus - AIDS) and other infectious agents. Our goals include developing AIDS vaccines for global markets, manufacturing and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting phase human trials for vaccine safety and effectiveness, and obtaining regulatory approval to move the product forward. Preventative phase 1 human clinical trials tested GeoVax’s DNA/MVA vaccine. All tested combinations and doses of our DNA and MVA AIDS vaccines in human volunteers demonstrated ability to raise Anti-AIDS immune responses as well as for their safety. Successful results from all phase 1 testing of GeoVax’s vaccines supported the initiation of the first phase 2 testing of our product. GeoVax’s phase 2 human trial began in January 2009 and involves 225 participants at sites in the United States and South America. Long term, we expect that GeoVax will enter into agreements to out-license manufacturing technology to major vaccine production companies and distribution rights to key companies in several global markets in return for upfront fees, collaborative development agreements, and royalties on sales and distribution revenues. Internal vaccine manufacture and sale will be considered by GeoVax. For more information, please visit www.geovax.com.

Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax’s filings with the Securities and Exchange Commission including those set forth at “Risk Factors” in GeoVax’s Form 10-K.

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